Rule 424(b)(3)
File No. 333-173225
Swisher Hygiene Inc.

SUPPLEMENT NO. 1 DATED MAY 20, 2011
TO PROSPECTUS DATED APRIL 22, 2011

In order to reflect transfers of common stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders Section of the prospectus, which forms part of the Registration Statement on Form S-1 (File No. 333-173225), is hereby supplemented as follows:

SELLING STOCKHOLDERS

The selling stockholders may offer and sell from time to time up to an aggregate of 111,581,501 shares of Swisher Hygiene common stock held by them. Swisher Hygiene has previously filed a Registration Statement, No. 333-170633, to register for resale by certain selling stockholders (i) 67,589,611 shares of its common stock, (ii) 5,500,000 shares of its common stock underlying warrants, and (iii) 2,631,914 shares of its common stock underlying convertible notes for an aggregate of 75,721,525 shares of common stock. Of the 2,631,914 shares of common stock underlying convertible notes, two promissory notes were converted into an aggregate of 2,331,102 shares of common stock, which 750,000 shares were sold under Registration Statement, No. 333-170633, and 8,884 shares of common stock were not converted pursuant to the terms of the promissory note. The warrants to purchase 5,500,000 shares were exercised on May 18, 2011.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, this registration statement also serves as a post-effective amendment to registration statement No. 333-170633. This registration statement eliminates 758,884 of such shares for which a resale registration statement is no longer required. Accordingly, this registration statement carries forward from the previously filed registration statement an aggregate of 74,962,641 shares of common stock. In addition, this registration statement registers for resale by certain selling stockholders an additional (i) 34,271,706 shares of common stock, and (ii) 2,347,154 shares of common stock underlying convertible notes, for an aggregate of 36,618,860 shares of common stock.

Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of our common stock including the names of the selling stockholders, the number of shares of common stock known by the company to be owned beneficially by the selling stockholders as of May 18, 2011, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering and the percentage of shares to be owned by the selling stockholders after completion of the offering. The table has been prepared based upon a review of information furnished to us by or on behalf of the selling stockholders.

						Percent of
						Common
					Shares of	Stock to be
					Stock Owned	Owned by the
			Shares of Stock		by the Selling	Selling
			to be Offered		Stockholder	Stockholder
	Shares of Stock		for the Selling		after	after
	Owned Prior to		Stockholder’s		Completion of	Completion of
Name of Selling Stockholder	Offering		Account		the Offering	the Offering

1082272 ONTARIO INC.	4,078,301	(1)	4,078,301	(1)	—	—
THOMAS AUCAMP	1,300,265	(2)	1,300,265	(2)	—	—
STEVEN R. BERRARD	25,005,311	(2)	25,005,311	(2)	—	—
DAVID BRALEY	5,194,800		5,194,800		—	—
CRIS BRANDEN	577,901	(2)	577,901	(2)	—	—
THOMAS BYRNE	1,300,265	(2)	1,300,265	(2)	—	—
ROMEO DEGASPERIS	6,700		6,700		—	—
RICHARD HANDLEY	577,901	(2)	577,901	(2)	—	—
ROBERT HENNINGER	577,901	(2)	577,901	(2)	—	—
H. WAYNE HUIZENGA	25,005,359	(2)	25,005,359	(2)	—	—
JACK LYNN	288,927	(2)	288,927	(2)	—	—

						Percent of
						Common
					Shares of	Stock to be
					Stock Owned	Owned by the
			Shares of Stock		by the Selling	Selling
			to be Offered		Stockholder	Stockholder
	Shares of Stock		for the Selling		after	after
	Owned Prior to		Stockholder’s		Completion of	Completion of
Name of Selling Stockholder	Offering		Account		the Offering	the Offering

KEN MACKENZIE	10,000		10,000		—	—
ALEX MUXO	577,901	(2)	577,901	(2)	—	—
WILLIAM PIERCE	577,901	(2)	577,901	(2)	—	—
DAVID PRUSSKY	243,000		243,000		—	—
MICHAEL RAPOPORT	1,499,999		1,499,999		—	—
AARON SERRUYA	133,665	(3)	133,665	(3)	—	—
MICHAEL SERRUYA	433,291	(4)	433,291	(4)	—	—
PHILIP WAGENHEIM	499,999		499,999		—	—
THOMAS P. WOHLGEMUTH	340,789		340,789		—	—
PATRICK D. SALE LIVING TRUST DATED DECEMBER 1, 1995	190,789		190,789		—	—
THOMAS M. WOHLGEMUTH	31,286		31,286		—	—
NBCN INC. IN TRUST FOR LASFAM INVESTMENT, INC.	1,018,238		1,018,238		—	—
CHENEY BROS., INC.	291,928	(5)	291,928	(5)	—	—
EN-VIRO SOLUTIONS, INC.	374,263	(6)	374,263	(6)	—	—
ASC HYGIENE, INC.	553,304	(7)	553,304	(7)	—	—
ROBERT AND TAMARA BOYD	412,444	(8)	412,444	(8)	—	—
GERARDO JIMENEZ	107,143	(9)	107,143	(9)	—	—
SOLVENTS AND PETROLEUM SERVICE, INC.	67,712		67,712		—	—
ADCO SERVICES, INC.	25,594		25,594		—	—
LOGICO ASSOCIATES, INC.	149,502		149,502		—	—
GOLDMAN MANAGEMENT ASSOCIATES	900,000	(10)	900,000	(10)	—	—
NEBRASKA HYGIENE, INC.	38,136		38,136		—	—
EN-VIRO SOLUTIONS HI, INC.	17,138		17,138		—	—
JOHN LAWSON, JR.	909,090		909,090		—	—
TOTAL COST SYSTEMS	218,760		218,760		—	—
CHICAGOLAND HYGIENE, INC.	23,552		23,552		—	—
ROBERT F. RILEY	60,425		60,425		—	—
PETER TOOLEY	27,304		27,304		—	—
INTERCON CHEMICAL COMPANY	20,379		20,379		—	—
Q LINEN SERVICE INC.	37,479		37,479		—	—
HARRY F. NOYES, JR.	24,437		24,437		—	—
JAY FEILEN	50,027		50,027		—	—
J.F. DALEY INTERNATIONAL LTD.	32,751		32,751		—	—
TODD BIERLING	25,000		25,000		—	—
GLEN MILLER	5,987,346	**	5,987,346	**	—	—
NEAL RODRIGUE	777,435	**	777,435	**	—	—
HERMINE RODRIGUE TEST. TRUST FOR HAYDEN RODRIGUE	304,402	**	304,402	**	—	—

						Percent of
						Common
					Shares of	Stock to be
					Stock Owned	Owned by the
			Shares of Stock		by the Selling	Selling
			to be Offered		Stockholder	Stockholder
	Shares of Stock		for the Selling		after	after
	Owned Prior to		Stockholder’s		Completion of	Completion of
Name of Selling Stockholder	Offering		Account		the Offering	the Offering

HERMINE RODRIGUE TEST. TRUST FOR KERA RODRIGUE	304,402	**	304,402	**	—	—
ROBERT RODRIGUE TEST. TRUST FOR HAYDEN RODRIGUE	304,402	**	304,402	**	—	—
ROBERT RODRIGUE TEST. TRUST FOR KERA RODRIGUE	304,402	**	304,402	**	—	—
CECIL MILTON	299,531	**	299,531	**	—	—
BMO SPECIAL EQUITY FUND	392,100	*	392,100	*	—	—
THE PENSION FUND SOCIETY OF BANK OF MONTREAL	107,300	*	107,300	*	—	—
BMO SMALL CAP FUND	24,300	*	24,300	*	—	—
BMO HARRIS CANADIAN SPECIAL GROWTH	224,800	*	224,800	*	—	—
OPB SMALL CAP	51,500	*	51,500	*	—	—
AGF CANADIAN GROWTH EQUITY FUND	30,800	*	30,800	*	—	—
GWL GROWTH EQUITY	65,200	*	65,200	*	—	—
LONDON LIFE GROWTH EQUITY	257,300	*	257,300	*	—	—
IG AGF CANADIAN DIV. GROWTH FUND	212,000	*	212,000	*	—	—
IG AGF CANADIAN DIV. GROWTH CLASS	28,300	*	28,300	*	—	—
AGF CANADIAN GROWTH EQUITY CLASS	666,400	*	666,400	*	—	—
FAIRLANE GROWTH & SHORT TERM BOND FUND	40,000	*	40,000	*	—	—
THE STONECASTLE FUND	20,000	*	20,000	*	—	—
SEYMOUR PERFORMANCE FUND	165,000	*	165,000	*	—	—
FRONT STREET INVESTMENT MANAGEMENT INC.	520,000	*	520,000	*	—	—
EDGEHILL MULTI STRATEGY MASTER FUND LTD.	1,000,000	*	1,000,000	*	—	—
JEMEKK CAPITAL MGMT INC.	207,500	*	207,500	*	—	—
SPROTT ASSET MANAGEMENT L.P. AS PORTFOLIO MANAGER FOR VARIOUS FUNDS	250,000	*	250,000	*	—	—
PARKWOOD GP INC.	60,000	*	60,000	*	—	—
EAM INC.	40,000	*	40,000	*	—	—
BMO HARRIS INVESTMENT MGMT	100,000	*	100,000	*	—	—
CUMBERLAND PRIVATE WEALTH MANAGEMENT INC. ON BEHALF OF CUMBERLAND OPPORTUNITIES FUND	20,000	*	20,000	*	—	—
SENTRY DIVERSIFIED TOTAL RETURN FUND	450,000	*	450,000	*	—	—
FIERA SCEPTRE INC.	2,950,000	*	2,950,000	*	—	—
GLUSKIN SHEFF + ASSOCIATES INC.	170,000	*	170,000	*	—	—
POLAR SECURITIES INC.	500,000	*	500,000	*	—	—

						Percent of
						Common
					Shares of	Stock to be
					Stock Owned	Owned by the
			Shares of Stock		by the Selling	Selling
			to be Offered		Stockholder	Stockholder
	Shares of Stock		for the Selling		after	after
	Owned Prior to		Stockholder’s		Completion of	Completion of
Name of Selling Stockholder	Offering		Account		the Offering	the Offering

MAXAM OPPORTUNITIES FUND (INTERNATIONAL) LP (BY ITS GENERAL PARTNER: MAXAM OPPORTUNITIES (INTERNATIONAL) GP LTD)	28,810	*	28,810	*	—	—
MAXAM OPPORTUNITIES FUND LP (BY ITS GENERAL PARTNER: MAXAM OPPORTUNITIES GP LTD)	71,190	*	71,190	*	—	—
PICTON MAHONEY ASSET MANAGEMENT PICTON MAHONEY LONG SHORT EQUITY FUND	209,000	*	209,000	*	—	—
PICTON MAHONEY ASSET MANAGEMENT PICTON MAHONEY MARKET NEUTRAL EQUITY FUND	340,200	*	340,200	*	—	—
PICTON MAHONEY ASSET MANAGEMENT PICTON MAHONEY GLOBAL MARKET NEUTRAL EQUITY FUND	12,400	*	12,400	*	—	—
PICTON MAHONEY ASSET MANAGEMENT PICTON MAHONEY GLOBAL LONG SHORT EQUITY FUND	8,400	*	8,400	*	—	—
THE K2 PRINCIPAL FUND LP	100,000	*	100,000	*	—	—
MMCAP INTERNATIONAL INC. SPC	20,000	*	20,000	*	—	—
CLARET ASSET MANAGEMENT CORP	235,000	*	235,000	*	—	—
DSB CAPITAL LTD.	100,000	*	100,000	*	—	—
JOSEPH CABRAL	917,000	*	917,000	*	—	—
DAVID ROSENKRANTZ	25,000	*	25,000	*	—	—
SARAH OZIEL	60,000	*	60,000	*	—	—
AMRAN COHEN	73,000	*	73,000	*	—	—
MACKIE RESEARCH CAPITAL CORP	110,000	*	110,000	*	—	—
COUGAR TRADING LLC	43,334	*	43,334	*	—	—
HERB LOTMAN	50,000	*	50,000	*	—	—
KAREN LOTMAN	50,000	*	50,000	*	—	—
MICHAEL A. KARSCH	200,000	*	200,000	*	—	—
MARC COHODES	53,333	*	53,333	*	—	—
STRAUS PARTNERS, L.P.	53,333	*	53,333	*	—	—
HERITAGE, INC.	100,000	*	100,000	*	—	—
ANTHONY LOW-BEER	50,000	*	50,000	*	—	—
HARE & CO	700,000	*	700,000	*	—	—
ZEKE, LP	100,000	*	100,000	*	—	—
FIDELITY INDEPENDENCE FUND	1,531,745	*	364,300	*	1,167,445	†
FIDELITY MATERIALS CENTRAL FUND	150,270	*	20,710	*	129,560	†
FIDELITY SELECT PORTFOLIOS: MATERIALS	881,771	*	120,620	*	761,151	†
VARIABLE INSURANCE PRODUCTS FUND IV:
MATERIALS PORTFOLIO	67,233	*	9,270	*	57,963	†

						Percent of
						Common
					Shares of	Stock to be
					Stock Owned	Owned by the
			Shares of Stock		by the Selling	Selling
			to be Offered		Stockholder	Stockholder
	Shares of Stock		for the Selling		after	after
	Owned Prior to		Stockholder’s		Completion of	Completion of
Name of Selling Stockholder	Offering		Account		the Offering	the Offering

FIDELITY BLUE CHIP GROWTH FUND	2,095,491	*	1,159,960	*	935,531	†
FIDELITY SELECT PORTFOLIOS: CHEMICALS PORTFOLIO	1,108,940	*	56,380	*	1,052,560	†
FIDELITY CONTRAFUND	6,800,660	*	6,357,060	*	443,600	†
FIDELITY ADVISOR NEW INSIGHTS FUND	1,491,110	*	1,395,310	*	95,800	†
VARIABLE INSURANCE PRODUCTS FUND III:
BALANCED PORTFOLIO	261,817	*	113,650	*	148,167	†
FIDELITY DIVIDEND GROWTH FUND	2,081,064	*	903,330	*	1,177,734	†
FIDELITY ADVISOR DIVIDEND GROWTH FUND	202,331	*	87,800	*	114,531	†
VARIABLE INSURANCE PRODUCTS FUND II:
CONTRAFUND PORTFOLIO	1,934,695	*	1,411,610	*	523,085	†
SHEPPARD AVENUE INC.	1,044,715	(11)	1,044,715	(11)	—	—
YOGEN FRUZ CANADA INC.	566,505	(12)	566,505	(12)	—	—
CLARA SERRUYA	1,561,669	(13)	1,561,669	(13)	—	—
SAMUEL SERRUYA	1,749,451		1,749,451		—	—
JACK SERRUYA	131,310	(14)	131,310	(14)	—	—
SIMON SERRUYA	146,574	(15)	146,574	(15)	—	—

*	These shares may not be transferred on or before June 24, 2011 without the consent of the Company

**	85% of these shares may not be transferred on or before March 31, 2012 without the consent of the Company.

†	Less than 1%.

(1)	1082272 Ontario Inc., an entity owned 50% by Michael Serruya and 50% by his brother, Aaron Serruya, owns 4,078,301 shares of common stock. Michael Serruya is a director and President of 1082272 Ontario Inc., and has investment power over 2,039,151 shares of common stock held by 1082272 Ontario Inc. Aaron Serruya has investment power over the remaining shares of common stock owned by 1082272 Ontario Inc.

(2)	These shares are subject to lock-up agreements. Pursuant to the lock-up agreements, the locked-up shareholders will not, subject to certain exceptions, offer, sell, contract to sell or enter into any other agreement to transfer the economic consequences of any Swisher Hygiene shares for a period ending the earlier of (i) the public release of Swisher Hygiene’s earnings for the 2011 financial year or (ii) March 31, 2012.

(3)	The number of shares owned by Aaron Serruya before the offering does not include shares owned by 1082272 Ontario Inc., as described in footnote (1) to this table, and Yogen Fruz Canada Inc., as described in footnote (12) to this table.

(4)	The number of shares owned by Michael Serruya before the offering does not include shares owned by 1082272 Ontario Inc., as described in footnote (1) to this table.

(5)	Registering the resale of 291,928 shares underlying two convertible promissory notes issued in connection with the entry into a distribution agreement with Cheney Bros., Inc. and the acquisition of certain assets of Cheney Bros. Byron Russell has investment control of Cheney Bros., Inc.

(6)	Registering the resale of 374,263 shares underlying a convertible promissory note issued in connection with the acquisition of certain assets of En-Viro Solutions, Inc. Michael E. Lezon and Susan M. Lezon has investment control of En-Viro Solutions, Inc.

(7)	Registering the resale of 553,304 shares underlying a convertible promissory note issued in connection with the acquisition of certain assets of ASC Hygiene, Inc. Al Camera and Shelly Camera have investment control of ASC Hygiene, Inc.

(8)	Registering the resale of 412,444 shares underlying a convertible promissory note issued in connection with the acquisition of Express Restaurant Equipment Service, Inc.

(9)	Registering the resale of 107,193 shares underlying a convertible promissory note issued in connection with the acquisition of certain assets of IPABE, Inc.

(10)	Registering the resale of 900,000 shares underlying a convertible promissory note issued in connection with the acquisition of certain assets of Goldman Management Associates, Milt Goldman and Lee Goldman have investment control of Goldman Management Associates.

(11)	Sheppard Avenue Inc. is an entity owned 50% by Jack Serruya and 50% by Simon Serruya. Investment power over the shares held by Sheppard Avenue Inc. is as follows: 50% by Jack Serruya and 50% by Simon Serruya.

(12)	Yogen Fruz Canada Inc. is an entity owned 25% by Aaron Serruya, 25% by Clara Serruya, 25% by Jack Serruya, and 25% by Simon Serruya. Investment power over the shares held by Yogen Fruz Canada Inc. is as follows: 25% by Aaron Serruya, 25% by Clara Serruya, 25% by Jack Serruya and 25% by Simon Serruya.

(13)	The number of shares owned by Clara Serruya before the offering does not include shares owned by Yogen Fruz Canada Inc., as described in footnote (12) to this table.

(14)	The number of shares owned by Jack Serruya before the offering does not include shares owned by Sheppard Avenue Inc., as described in footnote (11) to this table, and Yogen Fruz Canada Inc., as described in footnote (12) to this table.

(15)	The number of shares owned by Simon Serruya before the offering does not include shares owned by Sheppard Avenue Inc., as described in footnote (11) to this table, and Yogen Fruz Canada Inc., as described in footnote (12) to this table.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates except as follows:

•	Thomas Aucamp owns common stock in the company and served as Executive Vice President of Swisher International from 2006 to 2010. Mr. Aucamp continues to serve as Executive Vice President of the company, and has served as Secretary of the company since November 2010.

•	Steven R. Berrard owns common stock of the company and served as Chief Executive Officer and a director of Swisher International from 2004 to 2010. Mr. Berrard continues to serve as Chief Executive Officer and a director of the company.

•	David Braley owns common stock in the company and has served as a director of the company since November 1, 2010.

•	Cris Branden owns common stock in the company and served as a director of Swisher International from 2004 to 2010.

•	Thomas Byrne owns common stock in the company and served as Executive Vice President of Swisher International from 2004 to 2010 and as a director of Swisher International from 2004 to 2010. Mr. Byrne continues to serve as Executive Vice President of the company.

•	Romeo DeGasperis owns common stock in the company and served as a director of CoolBrands from November 2006 to 2010.

•	Richard Handley owns common stock in the company and served as a director of Swisher International from 2004 to 2010.

•	H. Wayne Huizenga owns common stock in the company and has served as a director of the company since November 1, 2010.

•	Messrs. Henninger, Muxo, and Pierce own common stock of the Company. Each of them is an employee of Huizenga Holdings, Inc., and in this capacity, they have provided advisory services to Mr. Huizenga in connection with his investment in Swisher International and Swisher Hygiene.

•	Jack Lynn is an employee of Swisher Hygiene.

•	Ken MacKenzie owns common stock in the company and served as the Chief Financial Officer and Secretary of CoolBrands from April 2007 to 2010. Following the Merger, we entered into an employment agreement with Mr. MacKenzie.

•	Michael Rapoport and Philip Wagenheim worked at Broadband Capital Management, the financial advisor to Swisher International in connection with the Merger.

•	David Prussky owns common stock in the company and served as a director of CoolBrands from February 2010 to November 2010. Mr. Prussky continues to serve as a director of the company.

•	Aaron Serruya owns common stock in the company and was a co-founder of CoolBrands. As described in footnote (1) to the Selling Stockholders table, Aaron Serruya owns 50% of 1082272 Ontario Inc. As described in footnote (12) to the Selling Stockholders table, Aaron Serruya owns 25% of Yogen Fruz Canada Inc.

•	Michael Serruya owns common stock in the Company and was a co-founder of CoolBrands. Mr. Serruya was appointed a director of CoolBrands in 1994 and served as President and Chief Executive Officer of CoolBrands from 2006 to 2010. Mr. Serruya continues to serve as a director of the Company. As described in footnote (1) to the Selling Stockholders table, Mr. Serruya also is a director and the President of 1082272 Ontario Inc., an entity owned 50% by Michael Serruya and 50% by his brother, Aaron Serruya.

•	We acquired the business operations and selected net assets of Gateway ProClean on November 8, 2010 and issued a convertible promissory note convertible for up to 1,312,864 shares of our common stock. Following the acquisition, we entered into an employment agreement with Thomas M. Wohlgemuth and a consulting agreement with Patrick Sale. Neither Thomas P. Wohlgemuth, Patrick Sale, nor Thomas M. Wohlgemuth, who share investment control of Gateway, has any other relationship with the Company as set forth in Item 507 of Regulation S-K. During 2011, the convertible promissory note was converted into 1,312,864 shares of our common stock.

•	We acquired the business operations and selected net assets of Lasfam Investments, Inc. on December 7, 2010 and issued a convertible promissory note convertible for up to 1,027,122 shares of common stock. Mr. Laskin, who has investment control of Lasfam Investments, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K. During 2011, the convertible promissory note was converted into 1,018,238 shares of our common stock.

•	We entered into a distribution agreement with Cheney Bros., Inc. on December 31, 2010. Pursuant to the agreement, we will serve as Cheney Bros.’ provider of warewashing and laundry-related chemicals and we will utilize Cheney Bros. as a distribution partner in Florida and Georgia. Pursuant to the agreement, we also purchased certain assets relating to Cheney Bros.’ warewashing and laundry business. Mr. Russel, who has investment control of Cheney Bros., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of En-Viro Solutions, Inc. on January 10, 2011. Following the acquisition, we entered into an employment agreement with Michael E. Lezon. Michael E. Lezon and Susan M. Lezon, who have investment control of En-Viro Solutions, Inc., have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of ASC Hygiene, Inc. on January 12, 2011. Al Camera and Shelly Camera, who have investment control of ASC Hygiene, Inc., have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired the equity interests of Express Restaurant Equipment Service, Inc. on January 24, 2011. In connection with the acquisition, we issued a promissory note convertible for up to 412,444 shares of common stock to Robert and Tamara Boyd. Following the acquisition, we entered into an employment agreement with Robert Boyd. Robert and Tamara Boyd, who have investment control of Express

Restaurant Equipment Service, Inc., have no other relationship with the Company as set forth is in Item 507 of Regulation S-K.

•	We acquired certain assets of IPABE, Inc. on February 8, 2011. In connection with the acquisition, we issued a promissory note convertible for up to 107,143 shares of common stock to Gerardo Jimenez. Following the acquisition, we entered into an employment agreement with Gerardo Jimenez. Gerardo Jimenez, who has investment control of IPABE, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired a division of Solvents and Petroleum Service, Inc. on March 8, 2011. Phil Jakes-Johnson, who has investment control of Solvents and Petroleum Service, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of ADCO Services, Inc. on March 7, 2011. Alpa Mehta, who has investment control of ADCO Services, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of Logico Associates on March 9, 2011. Stace Lougeuy and Suzanne Lougeay, who have investment control of Logico Associates, have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of Goldman Management Associates on March 28, 2011. Milt Goldman and Lee Goldman, who have investment control of Goldman Management Associates, have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of Nebraska Hygiene, Inc. on March 14, 2011. Greg Arauza and Rod Meier, who have investment control of Nebraska Hygiene, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of En-Viro Solutions HI, Inc. on March 28, 2011. Following the acquisition, we entered into employment agreement with Michael Lezon. Michael Lezon, who has investment control of En-Viro Solutions HI, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired the equity interests of Lawson Sanitation, LLC on April 11, 2011. Following the acquisition, we entered into an employment agreement with John Lawson, Jr. John Lawson, Jr., who previously had investment control of Lawson Sanitation, LLC prior to the acquisition, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of Total Cost Systems, Inc. on August 31, 2010. On March 30, 2011, we issued 218,760 shares of common stock to Total Cost Systems, Inc. in satisfaction of additional consideration involved in the acquisition. Following the acquisition, we entered into employment agreements with Keith Segrue and Billy Vaughn. Keith Segrue and Billy Vaughn, who have investment control over Total Cost Systems, Inc., have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of Chicagoland Hygiene, Inc. on March 30, 2011. Robert F. Riley, who has investment control of Chicagoland Hygiene, Inc., has no relationship with Company as set forth in Item 507 of Regulation S-K.

•	We acquired the equity interests of A-1 Solutions, LLC on March 30, 2011. Following the acquisition, we entered into an employment agreement with Peter Tooley. Peter Tooley, who previously had investment control of these entities before the acquisitions, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of Intercon Chemical Company on March 31, 2011. James A. Epstein, who has investment control of Intercon Chemical Company, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of Q Linen Service Inc. on April 8, 2011. Following the acquisitions, we entered into an employment agreement with Giuseppe Calderone. Giuseppe Calderone and Yosvani Alfonso who have investment control of Q Linen Services, have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired the equity interests of Hallmark Sales and Service, Inc. on April 12, 2011. Following the acquisition, we entered into an employment agreement with Harry F. Noyes Jr. Harry F. Noyes, Jr., who previously had investment control of Hallmark Sales and Service, Inc. before the acquisition, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of Budgetchem.com, Inc. on July 18, 2009. On April 11, 2011, we issued 50,027 shares of our common stock to Jay Feilen in satisfaction of a promissory note issued in connection with the acquisition. Jay Feilen, who has investment control of Budgetchem.com, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired certain assets of J.F. Daley International Ltd. on March 28, 2011. J.F. Daley, who has investment control of J.F. Daley International Ltd., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired the minority equity interests of Service Tallahassee, LLC on April 14, 2011. Following the acquisition, we entered into an employment agreement with Todd Bierling. Todd Bierling, who had investment control of the minority equity interests of Service Tallahassee, LLC before the acquisition, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 23,201,843 shares of Swisher Hygiene Inc. as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”).

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 23,201,843 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

•	Clara and Samuel Serruya are Michael Serruya’s parents. Michael Serruya serves as a director of Swisher Hygiene. As described in footnote (12) to the Selling Stockholders table, Clara Serruya owns 25% of Yogen Fruz Canada Inc.

•	Jack Serruya and Simon Serruya are Michael Serruya’s brothers. Michael Serruya serves as a director of Swisher Hygiene. As described in footnote (11) to the Selling Stockholders table, Jack Serruya and Simon Serruya each own 50% of Sheppard Avenue Inc. As described in footnote (12) to the Selling Stockholders table Jack Serruya and Simon Serruya each own 25% of Yogen Fruz Canada Inc.